EXHIBIT 3.219
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:24 AM 11/18/1998
981443162 — 2967928
CERTIFICATE OF LIMITED PARTNERSHIP
OF
BROWNWOOD HOSPITAL, L.P.
This Certificate of Limited Partnership of Brownwood Hospital, L.P. (the “Partnership”), dated as of November 17, 1998, is being executed and filed by Brownwood Medical Center, LLC, as sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.
1. Name. The name of the limited partnership formed hereby is Brownwood Hospital, L.P.
2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.
3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.
4. General Partner. The name and the business address of the sole general partner of the Partnership is:
Brownwood Medical Center, LLC
c/o Columbia/HCA Healthcare Corporation
One Park Plaza
P.O. Box 550
Nashville, Tennessee 37202-0550
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.
BROWNWOOD MEDICAL CENTER, LLC

/s/ John M. Franck II
John M. Franck II
Vice President

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